SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2016

USA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-33365	23‑2679963
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 610-989-0340

n/a
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

The information set forth in Item 2.01 below is incorporated by reference into this Item 1.01.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On January 15, 2016, USA Technologies, Inc. (“USAT”), entered into an Asset Purchase Agreement with VendScreen, Inc. (“VendScreen”) pursuant to which USAT purchased substantially all of the assets (the “Purchased Assets”) and assumed certain liabilities of VendScreen. VendScreen was in the business of developing vending industry cashless payment technology, including an interactive media, content delivery system for the self-service vending market. The closing of the transaction was effective as of 12:01 a.m. on January 15, 2016.

Pursuant to the Asset Purchase Agreement, USAT paid VendScreen the sum of $5,625,000 at closing for the Purchased Assets. The Purchased Assets include all of VendScreen’s intellectual property (including software, patents, domain names, and copyrights), inventory, customer agreements, goodwill, and certain accounts receivable. USAT assumed the lease agreement for the offices of VendScreen located in Portland, Oregon, which, subject to extension options, expires on September 30, 2016. At the time of closing, the employees of VendScreen became employees of or consultants to USAT.  USAT and VendScreen also entered into a Transitional Services Agreement pursuant to which VendScreen may provide services to USAT following the closing and under which USAT will pay to VendScreen the sum of $250,000.

In connection with the Asset Purchase Agreement, on January 15, 2016, USAT and Avidbank Corporate Finance, a division of Avidbank (the “Bank”), entered into a Fifteenth Amendment (the “Amendment”) to the Loan and Security Agreement (as amended, the “Loan Agreement”) previously entered into between them. The Loan Agreement provided for a secured asset-based revolving line of credit facility (the “Line of Credit”) of up to $7.0 million.

Pursuant to the Amendment, and as required by the Loan Agreement, the Bank consented to the purchase by USAT of substantially all of the assets of VendScreen. The Bank also made a three-year term loan to USAT in the principal amount of $3.0 million (the “Term Loan”). The Term Loan was used by USAT to repay to the Bank an advance that had been made to USAT under the Line of Credit in December 2015, and which had been used by USAT to pay for the Purchased Assets. The Term Loan provides that interest only is payable monthly during year one, interest and principal is payable monthly during years two and three, and all outstanding principal and accrued interest is due and payable on the third anniversary of the Term Loan. The Term Loan bears interest at an annual rate equal to 1.75% above the prime rate as published from time to time by The Wall Street Journal, or five percent (5%), whichever is higher. The Amendment also increases the amount available under the Line of Credit to $7.5 million less the amount then outstanding under the Term Loan. The Amendment amended the definition of Adjusted EBITDA set forth in the Loan Agreement to exclude the one-time costs and expenses incurred or accrued by USAT in connection with the purchase of VendScreen.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 2.01 above is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

Pursuant to a request by USAT, the staff of the Securities and Exchange Commission (“SEC”), informed USAT, by letter dated January 4, 2016, that the staff would not object if USAT does not file the financial statements of the business acquired otherwise required pursuant to Rule 8-04 of Regulation S-X. Therefore, USAT does not intend to file any financial statements pursuant to this Item 9.01(a).

(b) Pro forma financial information.

By the letter dated January 4, 2016, the SEC staff also informed USAT that the staff would not object if USAT does not furnish the pro forma financial information otherwise required pursuant to Rule 8-05 of Regulation S-X. Therefore, USAT does not intend to furnish any financial information pursuant to this Item 9.01(b).

SIGNATURES

Pursuant to the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA TECHNOLOGIES, INC.

Dated: January 22, 2016	By:	/s/ Stephen P. Herbert
Stephen P. Herbert,
Chairman and Chief Executive Officer